COMPANY CONTACT:      Tony M. Shelby
                      Chief Financial Officer
                      (405) 235-4546

KCSA CONTACT:         Leslie A. Schupak/Joe Mansi
                      (212) 682-6300, ext. 205/207

August 11, 2003

                                                                                                    OTC: LSBD

LSB INDUSTRIES, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003

Oklahoma City, Oklahoma . . . August 11, 2003 . . . LSB Industries, Inc. (OTC Bulletin Board: LSBD), reported a net income of $2.6 million for the three months ended June 30, 2003.

 Results for three months ended June 30, 2003

 Net sales from continuing operations for the three months ended June 30, 2003 and 2002 were $90.0 million and $80.9 million, respectively, an increase of $9.1 million.

For the three months ended June 30, 2003, the Company reported a net income of $2.6 million. After deducting $.6 million for preferred stock dividend requirements, which were not paid, the net income applicable to common stock was $2.0 million or $.14 per share fully diluted.

For the three months ended June 30, 2002, the net loss was $.7 million. After deducting preferred stock dividend requirements which were not paid, net loss applicable to common stock was $1.2 million, or $.10 per share fully diluted.

For the six months ended June 30, 2003, the Company reported net income of $729,000, compared to a net loss of $897,000 for the comparable period last year. The loss for 2002 is after including $860,000 income from the cumulative effect of accounting change. After deducting $1.1 million for dividend requirements on outstanding preferred stocks, which were not paid, the net loss applicable to common stock for 2003 was $ .4 million, or $.03 per share, compared to a net loss of $2.0 million or $.17 per share applicable to common stock for the same period last year.

Commenting on the second quarter 2003 results, Board Chairman, Jack E. Golsen stated that "the Chemical Business' second quarter results continue to be affected by the high cost of its raw material feed stocks, natural gas and anhydrous ammonia, and the selling price of the products we manufacture for the agrochemical market. The general economic slowdown resulted in lower shipments and lower operating profit in certain sectors of our Climate Control Business. However, there is encouragement in the fact that we have maintained our market share in both of our core businesses."

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's common stock and Series 2 preferred stock are listed for trading on the Over-the-Counter Bulletin Board.

###

 LSB Industries, Inc.
Financial Highlights (Notes)
Six Months and Three Months Ended June 30, 2003 and 2002
 (unaudited)

Six Months Ended June 30,	Three Months Ended June 30,
2003	2002	2003	2002
Net sales	$161,486	$148,793	$89,976	$80,873
Cost of sales	139,363	123,366	76,744	67,461
Gross profit	22,123	25,427	13,232	13,412
Selling, general and administrative expenses	20,491	21,011	10,473	11,154
Operating income	1,632	4,416	2,759	2,258
Other income (expense):
Other income	1,536	1,424	970	865
Benefit from termination of firm sales and purchase commitments	675	290	309	80
Interest expense	(2,845)	(4,882)	(1,420)	(2,138)
Other expense	(269)	(522)	(64)	(314)
Income from continuing operations before cumulative effect of accounting change	729	726	2,554	751
Loss from discontinued operations, net	-	(2,483)	-	(1,424)
Cumulative effect of accounting change	-	860	-	-
Net income (loss)	$729	$(897)	$2,554	$(673)
Net income (loss) applicable to common stock	$(405)	$(2,031)	$1,987	$(1,240)
Income (loss) per common share
Basic:
Income (loss) from continuing operations	$(.03)	$(.03)	$.16	$.02
Loss from discontinued operations, net	-	(.21)	-	(.12)
Cumulative effect of accounting change	-	.07	-	-
Net income (loss)	$(.03)	$(.17)	$.16	$(.10)
Diluted:
Income (loss) from continuing operations	$(.03)	$(.03)	$.14	$.02
Loss from discontinued operations, net	-	(.21)	-	(.12)
Cumulative effect of accounting change	-	.07	-	-
Net income (loss)	$(.03)	$(.17)	$.14	$(.10)

(See accompanying notes)

 LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2003 and 2002
(unaudited)

Note 1: Basis of Presentation Certain reclassifications have been made to the Financial Highlights for 2002 to conform to the Financial Highlights presentation for 2003.

Note 2: In December 2002, the Company completed the sale of all of the operating assets of two of the Company's wholly-owned subsidiaries formerly included in the Chemical Business, principally in the packaged explosive business, which business was not considered by the Company to be part of its core Chemical Business. The operations of the sold subsidiaries are reflected as discontinued operations in the accompanying Financial Highlights for 2002.

Note 3: Net income (loss) applicable to common stock is computed by adjusting net income (loss) by the amount of preferred stock dividends. Basic income (loss) per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding, if any, after appropriate adjustment for interest, net of related income tax effects on convertible notes payable, as applicable.

Note 4: Information about the Company's operations in different industry segments for the six months and three months ended June 30, 2003 and 2002, is detailed on the following page.

(continued)

 LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2003 and 2002
(Unaudited)

Six Months Ended June 30,	Three Months Ended June 30,
2003	2002	2003	2002
(In Thousands)
Net sales:
Chemical	$100,546	$78,736	$57,820	$43,549
Climate Control	58,637	67,821	31,085	36,321
Other	2,303	2,236	1,071	1,003
	$161,486	$148,793	$89,976	$80,873
Gross profit:
Chemical	$3,097	$5,258	$2,978	$2,534
Climate Control	18,218	19,329	9,875	10,527
Other	808	840	379	351
	$22,123	$25,427	$13,232	$13,412
Operating profit (loss):
Chemical	$(787)	$562	$969	$(286)
Climate Control	5,880	7,986	3,652	4,572
	5,093	8,548	4,621	4,286
General corporate expenses and other business operations, net	(2,194)	(3,230)	(956)	(1,477)
Interest expense	(2,845)	(4,882)	(1,420)	(2,138)
Benefit from termination of firm sales and purchase commitments-Chemical	675	290	309	80
Income from continuing operations before cumulative effect of accounting change	$729	$726	$2,554	$751